Exhibit 4.14


                       DEBT OBLIGATION No. 3 - 1 - 3 - 14

This debt obligation (hereinafter, "Debt Obligation") has been issued by Open Joint Stock Company of Long Distance and International Telecommunications Rostelecom (hereinafter, the "Payer") located at: 5 Delegatskaya, Moscow, 103091, Russian Federation, to the Council of Ministers - the Government of the Russian Federation (hereinafter, the "Government").

The settlements under the Debt Obligation shall be made through the USSR Bank for External Economic Activities (Vneshekonombank) located: at 9 Sakharova Prospekt Str., acting as the Government's agent (hereinafter, "the Agent") for the purposes of this Debt Obligation.

All payments made by the Payer hereunder, less the amounts due to the Agent to reimburse the expenses of the latter incurred in fulfillment of this Debt Obligation, shall be received by the Russian Federation Finance Ministry (hereinafter, "Minfin") acting for and on behalf of the Government for the purposes of this Debt Obligation.

The Payer, the Agent and Minfin hereby confirm that they have all the rights and powers required to perform actions related to the fulfillment of the Debt Obligation in accordance with the following:

                                    Article 1

                         Subject of the Debt Obligation

1.1. The Subject of this Debt Obligation is the Payer's liability to repay to the Government the amounts paid or to be paid out of the federal treasury of the Russian Federation (or from other sources at the disposal of the Government) in favor of the creditor (hereinafter, the "Creditor") under the loan agreement dated [Sic] 00.00.1994 (hereinafter, the "Agreement") between the Export-Import Bank of Japan and the Agent inasmuch as payments to the Creditor are made in connection with the provision by the latter of funds for making payments under contract No. 1 dated October 11, 1993, amounting to 85% of the total contract value, which comprises 21,049,989,900 (twenty one billion forty nine million nine hundred eighty nine thousand and nine hundred) Japanese yens, between the Payer and Sumitomo Corporation ((hereinafter, the "Supplier"). An advance, which is equal to 15% of the total contract value and amounts to 3,714,704,100 (three billion seven hundred fourteen million seven hundred four thousand and one hundred) Japanese yens, was paid by the Payer to the Supplier in cash in the full amount.

1.2. The Payer's liability under the Debt Obligation shall extend to:

     - amounts of the principal under the Agreement to be paid to the Creditor, which make up 85% of the Contract value;

     - interest accrued and to be collected by the Creditor under the Agreement;

     - all commissions accrued and to be collected by the Creditor under the Agreement;

     - all costs incurred by the Government and/or the Agent in connection with the fulfillment of this Debt Obligation;

     - all commissions due to Minfin and the Agent hereunder.

1.3. The amounts due from the Payer hereunder shall be expressed and recorded in:

     - in rubles or Japanese yens, when they relate to the Agreement and commissions due to Minfin;

     - in the currency in which the Government and/or the Agent incurred costs, when they relate to the reimbursement of the Government's and/or the Agent's costs incurred in connection with the fulfillment of this Debt Obligation.

                                    Article 2

                               Payer's Obligations

2.1 All payments hereunder shall be made by the Payer, at its option:

- in the currency in which the relevant payment obligations of the Payer are expressed and recorded;

- in another freely convertible currency at the exchange rate as at the date of payment to be determined under the "cross-rate method" with the use of market exchange rates (quoted by the Central Bank of the Russian Federation at such date) of ruble to the currency in which the relevant obligations of the Payer are expressed and to the currency used by the Payer to fulfill such payment obligations; or

- in the national currency of the Russian Federation, at the market exchange rate of such currency to the currency in which the relevant obligations of the Payer are expressed, as quoted by the Central Bank of the Russian Federation as at the date of payment.

2.2. In the event that within the validity period of the Debt Obligation the Government, Minfin or another body authorized by the Government establishes a special procedure for the fulfillment of the Debt Obligation by the Payer or if the current procedures are changed (the "subsidy ratio" for the Payer is changed and/or "subsidy ratio" is extended to other payments), the amounts of payments to be made by the Payer hereunder shall be adjusted accordingly on the basis of a properly executed decision of the Government, Minfin, or another body authorized by the Government.

2.3 The Payer hereby irrevocably agrees to repay its debt under the Debt Obligation within the amounts fixed by Article 1 hereof, taking into account the provisions of clause 2.2 of Article 2 hereof. Payments in repayment of the debt hereunder shall be made one calendar month earlier than the dates specified in the Agreement, in accordance with the following payment schedule:

     2.3.1 the equivalent of 317,389,111 Japanese yens in repayment of actually accrued interest and commissions shall be paid by December 31, 1994;

     the equivalent of 741,804,007 Japanese yens in repayment of actually accrued interest and commissions shall be paid by December 31, 1995;

     the equivalent of 894,319,941 Japanese yens in repayment of actually accrued interest and commissions shall be paid by December 31, 1996;

     the equivalent of 4,843,604,674 Japanese yens in repayment of the principal plus the equivalent of actually accrued interest and commissions shall be paid by October 31, 1997;

     the equivalent of 4,888,862,066 Japanese yens in repayment of the principal plus the equivalent of actually accrued interest and commissions shall be paid by October 31, 1998;
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     the equivalent of 4,617,317,066 Japanese yens in repayment of the principal plus the equivalent of actually accrued interest and commissions shall be paid by October 31, 1999;

     the equivalent of 4,526,802,066 Japanese yens in repayment of the principal plus the equivalent of actually accrued interest and commissions shall be paid by October 31, 2000;

     the equivalent of 4,345,761,966 Japanese yens in repayment of the principal plus the equivalent of actually accrued interest and commissions shall be paid by October 31, 2001.

2.3.2. The Agent's costs related to the fulfillment of the Debt Obligation shall be paid in the amounts actually incurred upon presentation by the Agent of the relevant claims to the Payer as supported by documents.

2.3.3 "Insurance" commission accrued by the Agent on a quarterly basis in favor of Minfin on the outstanding principal under the Agreement at a rate of 2% per annum shall be paid by the dates specified in clause 2.3.1.

2.4. The payable amounts of interest and commissions referred to in clause 2.3.1 of this Article 2 shall be determined as they become due, depending on the payments made by the Payer.

2.5. The Agent shall inform the Payer about the amounts of payable interest and commissions specified in clauses 2.3.3 and 2.4 of this Article 2 as they mature.

2.6. The maturity dates specified in subclauses 2.3.1 - 2.3.3 of this Article 2 may be revised if the terms and conditions of the Contract and/or Agreement change. In such case the Agent shall send to the Payer new schedules of payments hereunder.

2.7. If the Payer fails to make payments provided for by clauses 2.3.1 and 2.3.3 of this Article 2 in the full amount by the dates specified in the relevant clauses of this Debt Obligation, the unpaid portion of the Payer's debt will be considered as overdue.

That said:

- if the Agreement provides for the accrual of additional interest on overdue debt, interest on such overdue debt will be accrued in favor of Minfin at the rate applied in respect of overdue payments in the currency of the Agreement and quoted in the international financial market at the date when such debt becomes overdue, plus 1% of the said interest rate;

- if the Agreement does not provide for the accrual of additional interest on overdue debt, interest on such debt will be accrued in favor of Minfin at a rate of 1% per annum, in addition to the "insurance" commission to be accrued at a rate of 2% per annum.

2.8. All payments hereunder shall be made by the Payer into the accounts designated by the Agent.

2.9 The Payer undertakes that upon the Agent's request it will immediately and expeditiously provide the latter with any information about its financial situation, business operations, legal status and status of bank accounts.

The aforesaid information shall be treated as confidential and shall not be disclosed by the Agent to any parties other than the Government and Minfin, except when required in accordance with the legislation, without prior written consent of the Payer.

2.10. The Payer grants the Agent the unconditional right to debit, without further authorization, for the amounts due hereunder, the following account of the Payer (including the account specified in clause 6.3 of the Debt Obligation):

- settlement account of the Payer No. 467135 with MKB "Svyaz-Bank", correspondent account 161448 in the Central Operational Department under the Central Bank of Russia, MFO 2999112, Moscow.

2.11.The Payer undertakes to ensure that the Agent is provided by the bank specified in clause 2.10 above with written confirmation of the bank's consent that the aforesaid account of the Payer may be debited without further authorization.

                                    Article 3

                            Obligations of the Agent

3.1 THE AGENT UNDERTAKES TO:

3.1. Keep record of the debt to the Creditor under the Agreement and of the Payer's obligations hereunder and make calculations hereunder.

3.2. When necessary, immediately forward to the Payer schedules of payments hereunder and/or other information required for complete, accurate and timely fulfillment of the Debt Obligation by the Payer.

3.3. Upon receipt of funds paid by the Payer in fulfillment of the Debt Obligation into the accounts kept with the Agent, transfer such funds in the full amount (less amounts withheld for the purpose of reimbursing the Agent for the costs incurred in fulfillment of this Debt Obligation):

     into a special account opened with the Agent in the name of Minfin, if the Payer's payments are in the national currency of the Russian Federation;

     into an account opened with Vneshekonombank in the name of the Government or Minfin or another account that the Agent will be notified of by the Government or Minfin, if the Payer's payments are in a freely convertible currency;

3.4. At least once per quarter (or more frequently, when necessary or requested) inform the Government or Minfin about the progress of the Debt Obligation fulfillment.

3.5. On the instructions of the Government or Minfin, request the Payer to provide information about the financial situation, business activities, legal status changes and status of the bank accounts of the latter and provide such information, upon its receipt, to the Government or Minfin.

3.6. Immediately notify the Government or Minfin about any instances of the Payer's defaulting on the Debt Obligation.

3.7. If the Agent does not receive special instructions from the Government or Minfin within 15 calendar days of the Government or Minfin being so notified, the Agent shall immediately bring claims against the Payer in court or arbitration bodies for unconditional repayment of the debt under this Debt Obligation and in accordance with effective legislation.

3.8. Immediately notify the Payer in writing about changes in the conditions of the Debt Obligation fulfillment based on properly executed decisions (instructions) of the Government or Minfin.

                                    Article 4

                              Obligations of Minfin

4.1 Minfin irrevocably agrees to provide to the Agent funds in a freely convertible currency out of the federal treasury of the Russian Federation and/or from other sources at the disposal of Minfin, in the amounts sufficient to fully meet the payments due to the Creditor under the Agreement, by the dates specified in the Agreement and/or separate agreements that may be reached by the Government and the Creditor with respect to the dates of repayment of the debt under the said agreement.

4.2 If Minfin or the Government, at the suggestion of Minfin, establishes a special procedure (changes the existing procedure) for the fulfillment of this Debt Obligation by the Payer, Minfin shall immediately serve on the Agent a relevant notice signed by an authorized person.

                                    Article 5

                Liability and Additional Obligations of the Payer

5.1. The Payer shall be liable for the fulfillment of this Debt Obligation with all its property, assets and all the funds on accounts with banks and/or financial and lending institutions, upon which, in the event of the Payer's failure to completely or partially fulfill the Debt Obligation in accordance with its conditions, a levy may be placed in the amount of the Payer's actual debt under the Debt Obligation plus all the costs related to the fulfillment of the Debt Obligation, including costs of litigation (arbitration).

5.2. The Payer recognizes that its obligations to the Government hereunder shall have priority over any other payment obligations that may be assumed by the Payer within the period of validity hereof.

The Payer undertakes to notify all its counterparties about such priority of this Debt Obligation.

Non-receipt or late receipt of such notifications by the Payer's counterparties shall under no circumstances be treated as an impediment to the exercise of the Government's priority right to claim property, assets, and funds of the Payer hereunder.

                                    Article 6

                Recording of Operations Under the Debt Obligation

6.1. Under this Debt Obligation the Agent shall open separate off-balance sheet accounts to record the Payer's debt to the Government (Minfin) in US dollars or Russian rubles.

6.2. The following shall provide grounds for recording the amounts of the Payer's debt in the accounts specified in clause 6.1 of this Article 6:

     a) instructions sent by the Agent to any of the Creditors to make a payment to the Supplier out of the funds provided by the Creditor to the Agent under the Agreement; such instructions shall be sent by the Agent based on received applications for transfer signed by authorized representatives of the Buyer, containing a reference to the Agreement and this Debt Obligation and signed by an authorized person from the Ministry of International Economic Relations of the Russian Federation;

     b) accrual of interest and/or bank commissions in favor of the Creditor in accordance with the Agreement;

     c) payment of insurance premiums specified in the Agreement, by the Government or the Agent;

     d) payment of other costs related to the fulfillment of the Agreement and this Debt Obligation by the Government or the Agent;

     e) accrual by the Agent of all commissions that are due from the Payer to Minfin hereunder.

6.3. The Payer shall make payment in fulfillment of the Debt Obligation and in reduction of the debt recorded in accounts specified in clause 6.1. of this
Article 6 from the Payer's settlement account No. 467135 with MKB "Svyaz Bank", correspondent account 161448 in the Central Operational Department under the Central Bank of Russia, MFO 299112 or from other accounts, the details of which shall be provided by the Payer to the Agent at least 30 calendar days before the relevant payment is due.

Also, the amounts of the aforesaid payments may be written off by the Agent from the Payer's accounts held with the Agent provided that relevant written instructions of the Payer are available.

6.4. If the Payer fails to make relevant payments in full by the dates specified in Article 2, clause 2.3, hereof, the outstanding debt of the Payer hereunder shall be considered as overdue and shall be recorded in a separate off-balance sheet account reflecting the overdue debt of the Payer to the Government to be opened by the Agent.

Interest shall be accrued on the said debt at the rates specified in clauses 2.4 and 2.7, respectively.

6.5. Account statements in respect to the accounts specified in clauses 6.1 and
6.3 of this Article 6 shall be sent by the Agent to the Payer as operations are performed, to the following address: 5 Delegatskaya St., Moscow.

The Payer undertakes to provide the Agent with confirmations of the accuracy of such account statements as of January 1 of each year, within the validity period hereof.

                                    Article 7

                               General Provisions

7.1. This Debt Obligation comes into effect from the date at which it is signed by all the Parties, including the Payer, Minfin and the Agent.

7.2. This Debt Obligation shall lose force from the date following the date at which the Payer will have made all the payments hereunder in the full amounts, including payments for the reimbursement of all costs incurred by the Government, Minfin and the Agent in connection with the fulfillment of the Debt Obligation.

7.3. All legal relations between the Parties arising from the terms and conditions hereof shall be governed by the laws of the Russian Federation.

7.4. Neither Party shall be entitled to assign its rights or obligations hereunder to any other party without written consent of Minfin, the Agent, and the Payer.

7.5. Any disputes and controversies arising from the terms and conditions hereof shall be negotiated between the parties to reach a mutually acceptable resolution

Should such resolution be not reached, the relevant dispute or controversy shall be resolved in court (by arbitration) in accordance with the procedures established by the laws of the Russian Federation.

This Debt Obligation was made in Moscow in 1994 in three original counterparts in the Russian language.

FOR THE PAYER                 FOR MINFIN                    FOR THE AGENT

______/signed/______          ______/signed/______          ______/signed/______
[Seal]                        [Seal]                        [Seal]

[ ] Belov

Director General